Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Fred Halvin	Julie Craven
(507) 437-5007	(507) 437-5345
fdhalvin@hormel.com	jhcraven@hormel.com

HORMEL FOODS REPORTS FIRST QUARTER RESULTS

AUSTIN, Minn., February 27, 2006 (BUSINESS WIRE) – Hormel Foods Corporation (NYSE: HRL) today reported its performance for the fiscal 2006 first quarter.

HIGHLIGHTS

•                  Diluted EPS of $.50, up 9 percent from $.46 per share in 2005

•                  Dollar sales of $1.4 billion increased 11 percent from 2005 (up 1 percent excluding acquisitions)

•                  Volume up 12 percent compared to last year (same as last year excluding acquisitions)

•                  Jennie-O Turkey Store operating profit up 17 percent; volume down 6 percent; dollar sales up 2 percent

•                  Refrigerated Foods operating profit up 3 percent; volume up 21 percent (up 3 percent excluding acquisitions); dollar sales up 15 percent (down 2 percent excluding acquisitions)

•                  Grocery Products operating profit down 6 percent; volume up 5 percent (same as last year excluding acquisitions); dollar sales up 5 percent (up 2 percent excluding acquisitions)

•                  Specialty Foods operating profit up 192 percent; volume up 27 percent (up 8 percent excluding acquisitions); dollar sales up 37 percent (up 23 percent excluding acquisitions)

•                  All Other operating profit up 33 percent; volume down 21 percent; dollar sales down 17 percent

•                  Company changed method of accounting for inventory which had an immaterial effect on prior year results

Hormel Foods Corporation (NYSE: HRL), the multinational marketer of consumer-branded meat and food products, today reported fiscal 2006 first quarter net earnings of $69.3 million, up 7 percent from earnings of $64.6 million a year earlier.  Diluted earnings per share for the quarter were $.50 this year compared to $.46 per share last year and sales totaled $1.4 billion, up from $1.3 billion in fiscal 2005.

Pretax earnings for the first quarter of fiscal 2006 included a $9.2 million charge ($.04 per share) for the adoption of SFAS 123(R) (Share-Based Payment) and a $7.3 million charge ($.03 per share) for expenses relating to non-qualified plan settlements due to executive retirements.  Approximately $12 million of this total is reflected in General Corporate Expense, and the balance within the segments.  The effective tax rate was lower because of a $3.4 million after tax ($.02 per share) discrete tax benefit that was recognized in the first quarter.  The combined effect of these items reduced earnings per share by $.05.

COMMENTARY

“We are off to a good start in fiscal 2006,” said Jeffrey M. Ettinger, president and chief executive officer.  “The balanced strength of our business allowed us to deliver top and bottom line growth for the quarter, even though we faced considerably higher energy and freight costs.  Continued strong performance from Jennie-O Turkey Store and significant improvement from the Specialty Foods segment were key drivers behind our solid first quarter results,” Ettinger stated.

SEGMENT OPERATING HIGHLIGHTS

Jennie-O Turkey Store (19% of Net Sales, 32% of Total Operating Profit)

Jennie-O Turkey Store benefited from high turkey meat markets, lower feed costs and value-added sales growth.  While overall tonnage for the segment was lower due to planned reductions in harvest, value-added volume was up 9 percent.  Sales dollars were up 2 percent despite a reduction in volume due to the higher markets and improved mix.  All three channels of value-added products, retail, foodservice and deli reported growth.  Products/categories within these channels reporting growth include Oven Ready items, frozen turkey burgers, traypack and rotisserie products.

Refrigerated Foods (53% of Net Sales, 29% of Total Operating Profit)

Refrigerated Foods delivered 3 percent higher operating profit driven by the contributions from last year’s acquisitions and growth in key categories like HORMEL refrigerated entrees, flavored meats and party trays.  Sales dollars without acquisitions were down due to lower markets compared to last year.     Foodservice volume was up 6 percent led by growth in the bacon category with items like APPLEWOOD smoked and BLACK LABEL bacon.  The sliced meats category also reported double-digit growth driven by the BREAD READY beef and ham items.  Case ready products sold through the Precept Foods joint venture reported exceptional growth in the quarter. The national roll-out of HORMEL NATURAL CHOICE luncheon meats, which were introduced in the first quarter, has received outstanding acceptance by our customers and shipments began in February.

Grocery Products (14% of Net Sales, 26% of Total Operating Profit)

The Grocery Products segment reported mixed results with higher sales but lower operating profits.  Higher costs associated with beef and freight more than off-set the benefit received from lower pork input costs.  The microwave category continued to deliver excellent growth and we are expanding our production capabilities to meet demand.  The ethnic line of products also reported growth, while chili sales were down in the quarter due to a difficult year-ago comparison.

Specialty Foods (11% of Net Sales, 8% of Total Operating Profit)

Specialty Foods reported improved results across all business units and delivered profitability at levels that are expected to continue.  The Mark-Lynn Foods acquisition that was completed in 2005 was an important contributor in the quarter.  Other areas contributing to these results include sugar substitutes, sugar, liquid portions, ingredients and nutritional products.

All Other (3% of Net Sales, 5% of Total Operating Profit)

The All Other segment operating profit improvement was driven by the International operating segment.  Export sales of fresh pork and the SPAM family of products as well as improved profitability from the China operations were the biggest areas of operating profit improvement.  Sales and volume were down from discontinuing unprofitable fresh pork export sales.

General

General Corporate Expense was up as a result of the adoption of  SFAS 123(R) and the non-qualified plan settlements as previously mentioned.

The Net Interest and Investment Income was a larger expense because of lower returns ($2.5 million) on the Rabbi Trust.

Effective with the first quarter, the company changed its accounting method for inventory from LIFO (Last-In First-Out) to FIFO (First-In First-Out).  The net pretax effect to the fiscal 2005 first quarter results was a positive $255,000.  All prior year information has been restated for the retrospective application of the change in accounting method.

OUTLOOK

“Looking ahead, we believe that lower pork markets will benefit our value-added processed items in Refrigerated Foods and certain items in Grocery Products.  On the flip side, cost factors that could pressure profitability are higher beef, freight and energy costs.  Also, as expected, we are starting to see higher levels of egg sets and poult placements in the turkey industry that we expect will result in more turkeys coming to market in the late summer/early fall.  After assessing these factors, along with our expectation of continued success in growing our value-added portfolio, our GAAP earnings guidance for the second quarter of fiscal 2006 is in a range of $.42 to $.48 per share, up from $.40 per share in Q2 of fiscal 2005.  For the full year of fiscal 2006, we are increasing our GAAP earnings per share guidance from a range of $1.86 - $1.96 to a range of $1.90 - $2.00,” Ettinger concluded.

DIVIDENDS

Effective February 15, 2006, the company paid its 310th consecutive quarterly dividend.  The annual rate is $.56 per share.

CONFERENCE CALL

A conference call will be Webcast at 9:30 a.m. CT on Monday, February 27, 2006.  Access is available at www.hormel.com.  If you do not have Internet access and want to listen to an audio replay, call 800-642-1687 in the United States and 706-645-9291 internationally and enter conference call ID 5540639.  The Webcast replay will be available at 12:00 (noon) CT, February 27, and archived for one year.  The audio replay will be available beginning at 10:30 a.m. CT on Monday, February 27, 2006, through 11:29 p.m. CT on March 24, 2006.

ABOUT HORMEL FOODS CORPORATION

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry.  The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring quality, value-added brands to the global marketplace.  For the past five years, Hormel Foods was named one of “The 400 Best Big Companies in America” by Forbes magazine.  The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products that are highly regarded for quality, taste, nutrition, convenience and value.  For more information, visit www.hormel.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking information based on management’s current views and assumptions.  Actual events may differ.  Please refer to the cautionary statement regarding Forward-Looking Statements that appears on pages 31-34 in the company’s Annual Report for the fiscal year ended October 30, 2005, which can be accessed at www.hormel.com under “Investor”.

Segment Data

Fiscal 2006 First Quarter Segment Operating Results (in Thousands)

	FIRST QUARTER — 13 WEEKS ENDED
	January 29, 2006	Restated* January 30, 2005	% Change
SALES
Grocery Products	$203,957	$193,825	5.2
Refrigerated Foods	745,886	648,432	15.0
Jennie-O Turkey Store	267,046	261,082	2.3
Specialty Foods	151,162	110,092	37.3
All Other	47,882	58,000	(17.4)
Total	$1,415,933	$1,271,431	11.4

OPERATING PROFIT
Grocery Products	$32,769	$34,944	(6.2)
Refrigerated Foods	36,909	35,866	2.9
Jennie-O Turkey Store	39,679	34,055	16.5
Specialty Foods	10,328	3,541	191.7
All Other	5,728	4,297	33.3
Total segment operating profit	125,413	112,703	11.3
Net interest and investment income	(5,348)	(2,169)	(146.6)
General corporate expense	(19,765)	(7,847)	(151.9)
Income before tax	$100,300	$102,687	(2.3)

* Retrospective application of FIFO inventory valuation

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Thirteen Weeks Ended
		Restated*
	1-29-2006	1-30-2005

Net sales	$1,415,933	$1,271,431

Cost of products sold	1,062,938	959,363

GROSS PROFIT:	352,995	312,068

Expenses:
Selling and delivery	158,334	137,791

Marketing	33,691	31,726

Administrative & general	57,720	40,622

TOTAL EXPENSES:	249,745	210,139

Equity in earnings of affiliates	2,398	2,927

OPERATING INCOME:	105,648	104,856

Other income & expenses:
Interest & investment income	884	4,605

Interest expense	(6,232)	(6,774)

EARNINGS BEFORE INCOME TAXES:	100,300	102,687

Provision for income taxes	31,024	38,054
(effective tax rate)	30.93%	37.06%

NET EARNINGS	$69,276	$64,633

NET EARNINGS PER SHARE (Basic)	$.50	$.47
NET EARNINGS PER SHARE (Diluted)	$.50	$.46

* Retrospective application of FIFO inventory valuation

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		Restated*
	January 29, 2006	October 30, 2005
	(In Thousands)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$111,673	$131,046
Short-term marketable securities	18,800	38,500
Accounts receivable	273,787	301,001
Inventories	534,885	534,572
Deferred income taxes	39,549	39,428
Prepaid expenses & other current assets	66,367	20,691

TOTAL CURRENT ASSETS	1,045,061	1,065,238

INTANGIBLES	639,288	641,686

OTHER ASSETS	278,257	261,960

PROPERTY, PLANT & EQUIPMENT, NET	874,164	877,676

TOTAL ASSETS	$2,836,770	$2,846,560

LIABILITIES AND SHAREHOLDERS’ INVESTMENT

TOTAL CURRENT LIABILITIES	$516,548	$583,172

LONG-TERM DEBT – LESS CURRENT MATURITIES	350,403	350,430

OTHER LONG-TERM LIABILITIES	315,318	314,228

SHAREHOLDERS’ INVESTMENT	1,654,501	1,598,730

TOTAL LIAB. & SHAREHOLDERS’ INVESTMENT	$2,836,770	$2,846,560

* Retrospective application of FIFO inventory valuation

HORMEL FOODS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Thirteen Weeks Ended
		Restated*
	1-29-2006	1-30-2005
	(In Thousands)
OPERATING ACTIVITIES
Net earnings	$69,276	$64,633
Adjustments to reconcile to net cash provided by operating activities:
Depreciation	27,568	24,137
Amortization of intangibles	2,492	2,023
Equity in earnings of affiliates	(2,196)	(2,739)
Provision for deferred income taxes	(4,841)	(13,814)
Loss on property/equipment sales and plant facilities	89	181
Changes in operating assets and liabilities net of acquisitions:
Decrease in accounts receivable	25,696	17,084
Increase in inventories, prepaid expenses, and other current assets	(49,794)	(17,176)
Increase (Decrease) in accounts payable and accrued expenses	(66,887)	4,131
Other	11,571	1,477
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,974	79,937

INVESTING ACTIVITIES
Sale of held-to-maturity securities	112,775	178,800
Purchase of held-to-maturity securities	(93,075)	(76,800)
Acquisitions of businesses	1,444	(188,243)
Purchases of property / equipment	(25,434)	(24,761)
Proceeds from sales of property / equipment	1,289	514
Decrease (Increase) in investments, equity in affiliates, net pension assets, and other assets	(6,271)	952
NET CASH USED IN INVESTING ACTIVITIES	(9,272)	(109,538)

FINANCING ACTIVITIES
Principal payments on long-term debt	(16)	(15)
Dividends paid on common stock	(17,914)	(15,516)
Stock repurchase	(8,441)	(1,229)
Other	3,296	4,685
NET CASH USED IN FINANCING ACTIVITIES	(23,075)	(12,075)
DECREASE IN CASH AND CASH EQUIVALENTS	(19,373)	(41,676)
Cash and cash equivalents at beginning of year	131,046	179,881
CASH AND CASH EQUIVALENTS AT END OF QUARTER	$111,673	$138,205

* Retrospective application of FIFO inventory valuation